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                                                                     EXHIBIT 4.4


                      FIRST AMENDMENT TO RIGHTS AGREEMENT


          FIRST AMENDMENT dated as of October 18, 1999 to the Rights Agreement dated as of December 7, 1998 (the "Rights Agreement") between Friede Goldman International Inc., a Mississippi corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as rights agent (the "Rights Agent"). Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Rights Agreement.

          WHEREAS, Section 27 of the Rights Agreement provides that for so long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights; and

          WHEREAS, the Board of Directors of the Company has directed that the Company and the Rights Agent amend the Rights Agreement pursuant to this Amendment;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

          Section 1. Amendments to Rights Agreement. The Rights Agreement is amended by:

          (a) deleting from Section 1 the period at the end of the first sentence of the definition of "Exempt Person" and adding the following text "or (iv) Halter Marine Group, Inc., a Delaware corporation ("Halter Marine"), solely as a result of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of June 1, 1999, as amended, by and between the Company and Halter Marine (the "Merger Agreement"), or the consummation of the transactions contemplated by the Merger Agreement."

          (b) deleting from Section 27 the period at the end of the first sentence of Section 27 and adding the following text "; provided, however, that from and after the Effective Time (as defined in the Merger Agreement) until the termination of the Stockholder's Agreement (as defined in the Merger Agreement), this Agreement (including this Section 27) may only be amended with the approval of two-thirds of the members of the Board of Directors of the Company."

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          (c) by adding a new Section 35 as follows:

               "Section 35.   Merger with Halter Marine.

     Notwithstanding any provision herein to the contrary, (a) neither Halter Marine nor any stockholder thereof shall be considered an Acquiring Person under this Rights Agreement, no Distribution Date or Section 11 (a) (ii) Trigger Date shall be deemed to occur and no Rights shall be deemed exercisable pursuant to Section 7, Section 11, Section 13 or any other provision hereof, in either case, solely as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby; provided that no stockholder of Halter Marine would beneficially own 15% or more of the outstanding shares of Common Stock at the effective time of the merger as contemplated in the Merger Agreement."

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Mississippi applicable to contracts to be made and performed entirely within such State.

          Section 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first written above.

                            FRIEDE GOLDMAN INTERNATIONAL INC.

                            By: /s/ James A. Lowe, III
                               -----------------------
                              Name: James A. Lowe, III
                              Title: Secretary


                            AMERICAN STOCK TRANSFER
                              & TRUST COMPANY

                            By: /s/ Herbert J. Lemmer
                                ---------------------
                              Name: Herbert J. Lemmer
                              Title: Vice President

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